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EXHIBIT 12

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
Statement of Computation of Ratio of Earnings to Fixed Charges

			Fiscal Year Ended October 31,
	Nine months ended July 31, 2002
			2001		2000		1999		1998		1997
	(In millions, except ratios)
Earnings (loss) from continuing operations before extraordinary item, cumulative effect of change in accounting principle and taxes	$(1,507)		$702		$4,625		$4,194		$3,694		$3,568
Minority interest in the income of subsidiaries with fixed charges	4		10		4		14		4		22
Undistributed (earnings) or loss of equity investees	41		(30)		(52)		6		7		(7)
Fixed charges from continuing operations:
Interest expense and amortization of debt discount and premium on all indebtedness	155		285		257		202		235		215
Interest included in rent	133		155		141		130		120		107

Total fixed charges from continuing operations	288		440		398		332		355		322

Earnings (loss) before extraordinary item, cumulative effect of change in accounting principle, income taxes, minority interest, undistributed earnings or loss of equity investees and fixed charges	$(1,174)		$1,122		$4,975		$4,546		$4,060		$3,905
Ratio of (loss) earnings to fixed charges	(4.1	)x	2.6	x	12.5	x	13.7	x	11.4	x	12.1	x

(1)
The ratio of earnings to fixed charges was computed by dividing earnings (earnings from continuing operations before extraordinary item, cumulative effect of change in accounting principle and taxes, adjusted for fixed charges from continuing operations, minority interest in the income of subsidiaries with fixed charges and undistributed earnings or loss of equity investees) by fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include (i) interest expense and amortization of debt discount or premium on all indebtedness, and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense.

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HEWLETT-PACKARD COMPANY AND SUBSIDIARIES Statement of Computation of Ratio of Earnings to Fixed Charges